Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 26, 2011

Registration Statement No. 333-146701-11

NEW ISSUE: $800mm AmeriCredit Auto Receivables Trust 2011-1 *PXING DETAILS*

BOOKRUNNERS: CS, BC, Wells

Classes A-D: SEC Registered

Class E: 144A

CLASS A CO-MGRS: DB, JPM, RBS

CLS	$AMT(mm)	M/S&P	WAL	WIN	L.FINAL	BNCH+SPRD	YLD	CPN	$Price
A1	138.000	P-1/A-1+	0.20	1-5	02/2012	IntL+3	0.32163	0.32163	100.00000
A2	255.000	Aaa/AAA	0.95	5-20	06/2014	EDSF+40	0.846	0.84	99.99573
A3	174.000	Aaa/AAA	2.16	20-34	09/2015	IntS+48	1.400	1.39	99.98741
B	61.544	Aa1/AA	2.96	34-39	02/2016	IntS+90	2.208	2.19	99.97737
C	76.393	Aa3/A	3.52	39-47	08/2016	IntS+30	2.875	2.85	99.97351
D	75.119	Baa2/BBB	4.00	47-49	02/2017	Swps+250	4.304	4.26	99.97843
E	19.944	Ba2/BB	4.02	49-49	07/2018	IntS+450	6.313	6.23	99.99476

* Expected Settle: 02/02/11	* ERISA Eligible: Classes A-D

* First Pay Date : 02/08/11	* Min Denoms: $1k by $1k

* Expected Ratings: Moody’s and S&P	* Timing: PRICED

* Classes A-D: SEC Registered	* Class E: 144A

* Bill & Deliver: CS

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.